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                                                                   EXHIBIT 12.7

                                    IVERS LEE
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

                                                                    FOR THE PERIOD
                                                                  AUGUST 25, 2000 TO
                                                                   DECEMBER 31, 2000
                                                              --------------------------
                                                                (DOLLARS IN THOUSANDS)
Income (loss) before taxes ..............................           $    (93)
Fixed charges reflected in income (loss) before taxes
   Interest expense .....................................                 67
   One third of rental expenses .........................                 40
                                                                    --------
Total fixed charges .....................................                107
                                                                    --------


Income (loss) before taxes plus fixed charges above .....           $     14
                                                                    ========
Fixed charge ratio ......................................              0.13x
  Deficiency.............................................           $     93